UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   August 12, 2005

Lehman Brothers Holdings Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9466	13-3216325
(Commission File Number)	(IRS Employer Identification No.)

745 Seventh Avenue
New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 526-7000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02              Unregistered Sales of Equity Securities.

On August 12, 2005, Lehman Brothers Holdings Inc. (the “Company”), Lehman Brothers Holdings E-Capital Trust I, a Delaware statutory trust (the “trust”), and Lehman Brothers Holdings E-Capital LLC I, a Delaware limited liability company (the “LLC”), entered into an agreement to issue $300,000,000 aggregate liquidation amount of Floating Rate Enhanced Capital Advantaged Preferred Securities (the ‘‘ECAPS’’ or ‘‘trust preferred securities’’), which represent preferred undivided beneficial ownership interests in the assets of the trust, on August 19, 2005.   The trust preferred securities and the guarantee of the Company referred to below were offered and sold pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

The assets of the trust will consist solely of LLC preferred securities (the ‘‘LLC preferred securities’’), representing the preferred interests of the LLC. The LLC initially will have no assets other than our $300 million floating rate subordinated debenture due 2035 (the ‘‘Company Debenture’’) and certain U.S. government obligations and commercial paper of entities not affiliated with us. The trust will pass through to holders of trust preferred securities their pro rata shares of cash distributions and cash payments upon redemption or dissolution, if any, received by the trust on the LLC preferred securities.

Distributions on the LLC preferred securities will accumulate from the date of original issuance and are payable quarterly in arrears on each February 19, May 19, August 19 and November 19 (or the next succeeding business day if not a business day), commencing November 21, 2005, at an annual rate of 3-month LIBOR plus a margin equal to 0.78% until August 19, 2010 and at an annual rate of 3-month LIBOR plus a margin equal to 1.78% from August 19, 2010 until August 19, 2035, and thereafter as set forth in the terms of the LLC preferred securities. Distributions may at any time at the option of the Company be, and if the Company fails to meet certain financial tests must be, deferred. However, if the Company fails to pay full distributions on an aggregate of 20 payment dates, and during any mandatory deferral period, the Company is required to use its commercially reasonable efforts to sell shares of its common stock or certain perpetual preferred stock to fund accumulated and unpaid distributions on the LLC preferred securities, including compounded amounts, in full.

The LLC preferred securities will be redeemable by the LLC, in whole or in part, from time to time on or after August 19, 2010, at an amount per LLC preferred security equal to its liquidation preference of $1,000 plus any accumulated and unpaid distributions (on a compounded basis) thereon. The LLC preferred securities may also be redeemed, in whole but not in part, at any time in certain limited circumstances. The LLC will dissolve no later than August 19, 2065.

Payments in respect of the trust preferred securities and the LLC preferred securities are fully and unconditionally guaranteed on a subordinated basis by the Company to the extent described in the terms of the securities.

Item 3.03              Material Modifications to Rights of Security Holders

The Company has agreed that if (a) full distributions on a compounded basis on any LLC preferred securities or trust preferred securities have not been paid for any distribution period, (b) an event of default or a deferral period occurs and is continuing on any debt instrument issued by the Company or any of its affiliates that is held by the LLC or (c) the Company is in default of any of its obligations under the trust guarantee, the LLC guarantee or any guarantee of any such debt instrument then, during such period the Company will not, nor will it permit any of its subsidiaries to:

• declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock;

• make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities that rank on a parity with (‘‘Parity Debt Securities’’) or junior in interest to any debt instrument issued by the Company or any of its affiliates that is held by the LLC; or

• make any guarantee payments with respect to any guarantee of the Company of the debt securities of any subsidiary of the Company if such guarantee ranks on a parity with (‘‘Parity Guarantees’’) or junior in interest to any debt instrument issued by the Company or any of its affiliates that is held by the LLC, other than:

• dividends or distributions in the Company’s common stock,

• payments under the guarantees made by the Company in respect of the LLC preferred securities or trust securities or payments under any guarantee by the Company of any debt instrument issued by any of its affiliates that is held by the LLC,

• any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

• purchases of common stock related to the issuance of common stock or rights under any of the Company’s benefit plans, and

• payments of interest on any of the Company’s Parity Debt Securities or payments under any Parity Guarantees in respect of interest payments on debt securities of any subsidiary of the Company,

in each case ratably and in proportion to the respective amount of (x) accrued and unpaid interest on such Parity Debt Securities or guaranteed by such Parity Guarantees, on the one hand, and (y) accumulated and unpaid distributions (including compounded amounts) on the LLC preferred securities, on the other hand.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LEHMAN BROTHERS HOLDINGS INC.

Date: August 18, 2005	By:	/s/ James J. Killerlane III
James J. Killerlane III
Vice President